Exhibit 99.1

METROPOLITAN LIFE INSURANCE COMPANY

Mortgage Loan Application

Borrower applies for, and agrees to accept from Metropolitan Life Insurance Company (“MetLife”) the mortgage loan described below (“Loan”), on the terms and conditions set forth below including, without limitation, the Closing Conditions which are attached hereto as Exhibit A.

TERMS

1. GENERAL TERMS

(a)	Property Name and Address: 1) Westin St. Francis, 335 Powell Street, San Francisco, CA 94102 (“St. Francis Hotel”); and 2) Fairmont Chicago Hotel, 200 N. Columbus Drive, Chicago, IL (“Fairmont Hotel”).

(b)	Improvements: 1) St. Francis Improvements – a full-service hotel consisting of approximately 1,195 rooms, 59,000 sq. ft. of meeting space and private rooms, restaurants and 225 parking spaces; and 2) Fairmont Improvements – a full-service hotel consisting of approximately 685 guest rooms, 46,000 sq. ft. of meeting space and 243 underground parking spaces.

(c)	Real Property Description: 1) St. Francis Real Property — approximately 1.827 acres located at 335 Powell Street, San Francisco, CA; and 2) Fairmont Real Property – approximately 1.07 acres of land located at 200 N. Columbus Drive, Chicago, IL.

(d)	Loan Amount: $317,750,000.00. The Loan Amount shall be allocated between the loan on the St. Francis Property (“St. Francis Loan”) and the loan on the Fairmont Property (“Fairmont Loan”). (The St. Francis Loan and the Fairmont Loan hereinafter individually referred to as a “Loan” and collectively as the “Loan” or “Loans”). It is currently estimated that the Loan Amount allocated for the St. Francis Loan will be $220,000,000.00 and for the Fairmont Loan will be $97,750,000.00; however, the final allocation of the Loan Amount shall be determined by MetLife in its sole and absolute discretion.

(e)	Term: 7 years.

(f)	Amortization: Based on 20 years.

(g)	Annual Interest Rate: shall be 6.09%.

(h)	Determination of Annual Interest Rate: The Annual Interest Rate will be determined by MetLife’s Treasury Trading Desk on the Business Day MetLife receives this Application executed by Borrower in a form satisfactory to MetLife, together with the Non-Refundable Processing Fee and the Good Faith Deposit and will be set forth in Provision 1(g) above. If these items are received by MetLife after 2:00 P.M. Eastern Standard Time or Eastern Daylight Time, as applicable, the rate will be locked on the next Business Day. Delivery Date means the date the Annual Interest Rate is locked. A Business Day is a day that both MetLife and the bond market are conducting business.

(i)

Monthly Payment Terms: Borrower shall pay interest only on the first day of the first month following the Closing and on the first day of each month thereafter through the first day of the 19th month following the Closing. Thereafter, Borrower shall pay monthly installments of principal and interest in the amount of $2,292,988.51 on the first day of each month during the term of the Loan, which amount shall be allocated between the Loans. Monthly installments are based on a 30 day month/360 day year.

(j)	Prepayment Lockout Period: The Loan will be closed to prepayment for 0 months following the Closing.

(k)	Expiration Date: 90 days after the Delivery Date.

(l)	Non-Refundable Processing Fee: $90,000.00

(m)	Commitment Fee: NA

(n)	Good Faith Deposit: $3,177,500.00.

(o)	Borrower: 1) SHR St. Francis, LLC, a Delaware limited liability company (“St. Francis Borrower”) and 2) SHC Columbus Drive, LLC, a Delaware limited liability company (“Fairmont Borrower”). St. Francis Borrower and Fairmont Borrower sometimes hereinafter referred to as “Borrower” or collectively as “Borrowers”.

(p)	Liable Party: Strategic Hotel Funding, L.L.C., a Delaware limited liability company, and its successors and assigns as and to the extent permitted under the Loan Documents.

(q)	Broker: None.

PROVISIONS

2. CLOSING. If all of the terms and provisions of this Application including the Closing Conditions have been fulfilled on or before the Expiration Date set forth on page 1, the disbursement of the Loan (the “Closing”) shall occur on a date mutually agreed upon by MetLife and Borrowers, but in no event shall MetLife be required to close the Loan after the Expiration Date unless MetLife, in its discretion, elects to extend the date of Closing by written notice to Borrower.

3. PROPERTY. “Property” shall mean the St. Francis Property and the Fairmont Property, including the Real Property, the Personal Property and the Intangible Property collectively. “Real Property” shall mean the land which is described in Provision 1(c) (although the actual description of the land will be set forth in the Mortgages) and the Improvements and all other improvements located on the land, and all fixtures, together with all easements and appurtenances. “Personal Property” shall mean the appliances, equipment, machinery, furnishings, furniture and other personal property (including intellectual property) at any time located on or used in connection with the Real Property, other than trade fixtures and other personal property of tenants. “Intangible Property” shall mean Borrower’s interest in all leases, policies of insurance, licenses, franchises, permits, goodwill, trade names, service contracts and other agreements and rights relating to the Real Property.

4. DOCUMENTATION AND APPROVALS BY METLIFE. Each Borrower shall execute a note or notes which evidences the Indebtedness (individually a “Note” collectively the “Notes”), a mortgage, deed to secure debt, or deed of trust to secure the Notes (individually a “Mortgage” collectively the “Mortgages”), an assignment of leases (individually an “Assignment” collectively the “Assignments”), an environmental unsecured indemnity agreement (individually an “Environmental Indemnity Agreement” collectively the “Environmental Indemnity Agreements”), a guaranty of the other Borrower’s obligations under its respective Note and Mortgage (the “Cross Loan Guaranties”) and such other documents as MetLife deems reasonably appropriate for the Loan. In addition, at MetLife’s option each of the Liable Parties shall execute a guaranty to guaranty the obligations of Borrowers with respect to (a) the recourse provisions of the Loan which are set forth in Provision 5(f) of this Application and (b) the Environmental Indemnity Agreements (the “Guaranties”). The Notes, Mortgages, Assignments, Cross Loan Guaranties and such other documentation as MetLife may reasonably require in connection with the Loan are collectively referred to as “Loan Documents”. The Environmental Indemnity Agreements and Guaranties are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents. The Loan Documents, the Environmental Indemnity Agreements and the Guaranties (collectively, the “Transaction Documents”) shall be in a form Approved by MetLife. Whenever reference is made in this Application or in the Closing Conditions to “MetLife’s Approval” or “Approved by MetLife”, each term means accepted or approved in writing by an officer of MetLife.

5. SPECIFIC PROVISIONS IN LOAN DOCUMENTS. In addition to any other provisions that MetLife may require, the Note and/or Mortgage shall provide for the following:

(a) Late Charge and Default Interest.

Late Charge:	4% on amounts after 7 day grace period.
Default Interest:	lesser of 4% plus Annual Interest Rate or highest rate permitted under applicable law.

(b) Prepayment Fee. The Loan may not be prepaid in whole or in part (except as provided in Provisions 16(j) and 16(k) hereof) at any time prior to its maturity date except as follows. During the 90 day period prior to its maturity date, Borrower may prepay without a Prepayment Fee (as defined below) the outstanding principal balance of the Loan, accrued interest and all other sums due and payable under the Loan Documents (the “Indebtedness”) on 30 days prior written notice to MetLife. In addition, commencing on the first day of the first month following the Prepayment Lockout Period, Borrower may prepay the Indebtedness with a Prepayment Fee, on 60 days prior written notice to MetLife. Borrower will not have any right to prepay the Note, in whole or in part, except as may be expressly provided in the Loan Documents. If a prepayment of all or any part of the Note is made following an acceleration of the maturity date, the application of proceeds to the principal of the Loan after a casualty or condemnation, or in connection with a purchase of the Property at a foreclosure sale, then to compensate MetLife for the loss of the investment, Borrower shall pay an amount equal to the Prepayment Fee. Notwithstanding the foregoing, so long as Borrower makes a good faith effort to recover any Prepayment Fee which would be due as a result of a casualty or condemnation, from the insurer in the case of a casualty or from the condemning authority, then the Prepayment Fee due as a result of the casualty or condemnation shall be waived except to the extent recovered by Borrower. The “Prepayment Fee” shall be the greater of (a) (x) the present value of all remaining payments of principal and interest including the outstanding principal due on the maturity date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate, compounded semi-annually, less (y) the amount of the principal then outstanding (to be adjusted in the event of a partial prepayment), or (b) one percent (1%) of the amount of the Loan being prepaid. The “Treasury Rate” shall be set forth in the Loan Documents.

(c) Deposits for Impositions and Insurance Premiums. Borrower will begin making monthly deposits of all real estate and other taxes, assessments (collectively, “Impositions”) and insurance premiums upon the occurrence of any of the following: (i) there is a default under the Loan Documents, the Guaranty or the Environmental Indemnity Agreement; (ii) Borrower no longer owns the Property; (iii) there has been a change in the Borrower or, except as and to the extent expressly permitted in the Loan Documents, in the general partners, stockholders or members of Borrower or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Borrower; (iv) with respect to Impositions or insurance premiums, or both, as the case may be, such deposits are required in connection with a securitization or participation of the Loan; or (v) with respect to insurance premiums only, at any time Borrower fails to furnish MetLife, not later than before the dates on which any insurance premiums would become delinquent, receipts for the payment of such insurance premiums or appropriate proof of issuance of a new policy which continues in force the insurance coverage of the expiring policy. Upon the occurrence of any of these events Borrower will make monthly deposits of Impositions and/or insurance premiums, as applicable, notwithstanding the fact that the default may be cured, or that the transfer or change be approved by MetLife. In the event deposits of Impositions and/or insurance premiums are required pursuant to this provision (and unless the parties agree to an alternative arrangement directly with the independent third party managers of the Property), Borrower will make monthly deposits of all Impositions and/or insurance premiums, as applicable, in an amount equal to one-twelfth (1/12) of the annual charges for these items as reasonably estimated by MetLife until such time as Borrower has deposited an amount equal to the annual charges for these items. The deposits shall be held by MetLife without interest being payable to Borrower and MetLife may commingle the deposits with other funds of MetLife.

(d) Transfers.

(1) Except as expressly provided in this Section 5(d), Borrower may not cause or permit, directly or indirectly, (i) any part of the Property or any interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of, or (ii) any change in the individual(s) comprising, or in the partners, or stockholders, or members or beneficiaries of, or the constituent entities owning, directly or indirectly, interests in Borrower or Operating Lessee (as hereinafter defined) from those set forth in this Application, or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower, Operating Lessee or any of the general partners or members of Borrower or Operating Lessee, including, without limitation, any conversion of the Borrower or Operating Lessee or any member or general partner of Borrower or Operating Lessee to a limited partnership, a limited liability partnership or a limited liability company (collectively, “Transfers”), any such Transfers shall be an event of default under the Loan Documents. However, these prohibitions will not apply to (x) transfers of ownership as a result of the death, or in connection with estate planning, of a natural person to a spouse, son or daughter or descendant of either, or to a stepson or stepdaughter or descendant of either, or (y) subject to the applicable provisions of Paragraph 6 below, any leasing or subletting of the Leased Improvements (as defined in the Operating Lease) in accordance with the terms and conditions of that Operating Lease dated September 1, 2005, between Fairmont Borrower and DTRS Columbus Drive, LLC, a Delaware limited liability company, (the “Fairmont Operating Lessee”) as hereafter amended or supplemented (the “Fairmont Operating Lease”) and that Operating Lease dated June 1, 2006, between St. Francis Borrower and DTRS St. Francis LLC, a Delaware limited liability company (the “St. Francis Operating Lessee”) as hereafter supplemented and amended (the “St. Francis Operating Lease”). The Fairmont Operating Lessee and the St. Francis Operating Lessee are hereinafter collectively referred to as the “Operating Lessee”. The Fairmont Operating Lease and the St. Francis Operating Lease are hereinafter collectively referred to as the “Operating Lease”. Borrower shall pay all costs and expenses, including reasonable attorneys fees and disbursements, incurred by MetLife in connection with any transfer.

(2) The Mortgage shall provide that Borrower shall have a one time right to transfer either or both of the Properties, subject to the following conditions: (i) there being no event of default under the Loan Documents, the Environmental Indemnity Agreements or the Guaranties at the time of the transfer, (ii) MetLife’s Approval of the transferee, in its sole and absolute discretion, (iii) the transferee shall be able to make the ERISA representations set forth in Provision 8 of this Application, and the representations set forth in Provision 9 of this Application (iv) the cash flow derived from the Properties shall be no less than 1.50 times the annual payments required under each Loan considered separately as determined by MetLife in its sole and absolute discretion, (v) the loan to value ratio of the Properties at the time of the transfer shall not be greater than 60% for each Loan considered separately as determined by MetLife in its sole and absolute discretion, (vi) Borrower or the transferee shall pay a fee equal to one percent (1%) of the outstanding principal balance of the applicable Note at the time of the assumption together with a Non-Refundable Processing Fee in the amount of $10,000.00 for each Property transferred, (vii) the transferee shall expressly assume the Loan Documents and the Environmental Indemnity Agreement in a manner satisfactory to MetLife and an additional Liable Party acceptable to MetLife shall execute the Guaranty with respect to events arising or occurring from and after the date of the transfer, which additional Liable Party must have (in the aggregate if more than one) a net worth of not less than $600,000,000.00, (viii) the transferee must be experienced in the ownership, management and leasing of properties similar to the Property, (ix) Borrower or transferee shall pay all costs and expenses incurred by MetLife in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees and (x) if the Loan has been securitized, Lender shall have received confirmation that the assumption of the Loan by the transferee will not result in an adverse change in the rating of the Securities by the Rating Agency. No transfer shall release Borrower or Liable Party from their obligations under the Loan Documents, the Environmental Indemnity Agreement or the Guaranty with respect to events arising or occurring prior to the date of transfer.

(3) The Mortgage shall provide the following provisions with respect to permitted transfers:

A Notwithstanding anything in the Mortgage or other Loan Documents to the contrary, (1) under no circumstances shall there be any restriction or limitation with respect to the transfer of any direct or indirect legal, beneficial, or direct or indirect equitable interest in Strategic Hotels & Resorts, Inc., its legally permitted successors and assigns (“SHRI”) and (2) subject to the terms and provisions of this Section, there shall be no restriction or limitation in any respect to (and no Event of Default shall result or arise from) the sale, assignment, conveyance, or transfer, mortgage, hypothecation or other disposition or other encumbering of any direct or indirect legal, beneficial or direct or indirect equitable interest in Liable Party or any person or entity owning a direct or indirect interest therein provided that:

(i) Borrower shall provide MetLife with notice of such transaction simultaneously with its occurrence;

(ii) at all times prior to a permitted Transfer in which a new Liable Party executes a Guaranty as required by section 5(d)(2)(vii), Strategic Hotel Funding, L.L.C. remains the Liable Party under the Loan, and the Liable Party or a Close Affiliate of Liable Party Controls Borrower and Operating Lessee;

(iii) at all times, SHRI shall (a) own at least seventy-five percent (75%) of the equity of Liable Party and Control the Liable Party and (b) the Consolidated Group (as defined in Section 16(i) of this Application) shall be in compliance with the Minimum Net Worth Requirements (as defined in Section 16(i));

(iv) if there shall be a pledge, hypothecation or other encumbering of a direct or indirect ownership interest in Liable Party or any person or entity owning a direct or indirect interest therein (collectively, “Pledge”), such Pledge shall be in connection only with financing provided by a Qualified Institutional Lender (as defined below), and any transfer of any direct or indirect legal, beneficial or direct or indirect equitable interest in Liable Party or any person or entity owning a direct or indirect interest therein as a result of default under such financing shall be to a Qualified Institutional Lender; and

(v) Borrower or transferee shall pay all costs and expenses incurred by Lender in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees.

B. Specifically, subject to the conditions of sub-clauses (i) through (v) of Section 5(d)(3)(A) above, the restrictions on transfers and subordinate financing shall not apply to the Revolver Loan (as hereinafter defined) or any guaranty thereof or pledge of ownership interest in Liable Party or its Affiliates in connection therewith in favor of the lenders thereunder. “Revolver Loan” shall mean that certain revolving credit facility from various financial institutions, as lenders, Deutsche Bank Trust Company of Americas as Administrative Agent and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Book Running Managers to Strategic Hotel Funding, L.L.C., evidenced by that certain Credit Agreement, dated as of March 9, 2007, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time, which Revolver Loan shall not at any time be secured by a lien, pledge or security interest or other encumbrance of any part of the Property and/or Borrowers.

C. Unless otherwise specifically referenced, the following terms shall have the following meanings for purposes of this Section only:

(i) “Affiliate” shall mean a Person or Persons directly or indirectly, through one or more intermediaries, that Controls, is Controlled by or is under common Control with the Person or Persons in question.

(ii) “Control” and “Controlling” shall mean the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being a managing member, general partner, officer or director of the person or entity in question), to both (A) direct or cause the direction of the management and policies of the Person in question, and (B) conduct the day-to-day business operations of the Person in question.

(iii) “Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in both the First Person and the Second Person.

(iv) Qualified Institutional Lender” shall mean any insurance company, bank, investment bank, savings and loan association, trust company, commercial credit corporation, pension plan, pension fund or pension fund advisory firm, mutual fund or other investment company, government entity or plan, or real estate investment trust, in each case having, together with their Close Affiliates, at least one billion dollars ($1,000,000,000) in capital/statutory surplus, shareholder’s equity or net worth, as applicable, (the “Net Worth Requirement”) and being experienced in making commercial real estate loans or otherwise investing in commercial real estate; provided, however, if a loan is made or credit is otherwise extended by a syndicate or group of lenders, then and in such event, more than fifty percent (50%) of the loan must be held by entities (including their Close Affiliates) that each meet the Net Worth Requirement.

(e) Secondary Financing. Except as permitted in Provision 16(f) hereof or 5(d) above, it will be an event of default under the Loan Documents if there is (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property, or (ii) any pledge or encumbrance of a partnership, member, shareholder or beneficial interest or other direct or indirect interest in Borrower (individually or collectively, “Secondary Financing”).

(f) Exculpation of Borrower.

(1) Except as expressly set forth in the balance of this Provision or in the Indemnity Agreement or Guaranty, anything contained herein, in the Note or in any other Loan Documents to the contrary notwithstanding, no recourse shall be had for the payment of the principal or interest on the Note or for any other obligation hereunder or under the Transaction Documents against (i) any affiliate, parent company, trustee or advisor of Borrower, Operating Lessee, Liable Party, or owner of a direct or indirect beneficial or equitable interest in Borrower, Operating Lessee or Liable Party, any member in Borrower, Operating Lessee, or Liable Party or any partner, shareholder or member therein (other than against Liable Party pursuant to the Guaranty or Indemnity Agreement); (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), individual or entity to which any ownership interest in Borrower, Operating Lessee or Liable Party shall have been transferred; (iv) any purchaser of any asset of Borrower, Operating Lessee or Liable Party; or (v) any other Person (except Borrower and Liable Party pursuant to the Guaranty), for any deficiency or other sum owing with respect to the Note. It is understood that the Note (except as set forth in the balance of this Provision f and in the Indemnity Agreement or Guaranty) may not be enforced against any person described in clauses (i) through (v) above (other than against Liable Party pursuant to the Indemnity Agreement or Guaranty as set forth in clauses (i) and (v) above) unless such person is independently liable for the obligations under the Loan Documents, the Indemnity Agreement, the Guaranty or other document relating to the Loan, and MetLife agrees not to sue or bring any legal action or proceeding against any such person in such respect. However, nothing contained in this subparagraph f or in the Transaction Documents shall:

(A) prevent recourse to the Borrower or, if and to the extent applicable, the Liable Party or the assets of Borrower, or, if and to the extent applicable, the assets of the Liable Party, or enforcement of the Mortgage or other instrument or document by which Borrower is bound pursuant to the Transaction Documents;

(B) limit MetLife’s rights to institute or prosecute a legal action or proceeding or otherwise make a claim against Borrower and/or the Liable Party for damages and losses to the extent arising directly or indirectly from any of the following or against the person or persons committing any of the following:

(i) fraud or intentional misrepresentation by Borrower, Operating Lessee and/or the Liable Party,

(ii) the misappropriation by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee of any proceeds (including, without limitation, any Rents, security deposits, tenant letters of credit, insurance proceeds and condemnation proceeds), including (x) the failure to pay any such amounts to MetLife as and to the extent required under the Transaction Documents, (y) the collection of Rents for a period of more than 30 days in advance, and (z) such amounts received after an Event of Default and not applied to the Loan or in accordance with the Transaction Documents to operating and maintenance expenses of the Property,

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Indemnity Agreement or in the Mortgage with respect to Hazardous Materials [Note: The California deed of trust may, at MetLife’s election contain the customary California provisions regarding election of remedies in the event of the presence of Hazardous Materials on the Property],

(iv) physical damage to the Property from intentional waste committed by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee,

(v) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against MetLife, in the event (and arising out of such circumstances) that Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by MetLife relative to the Property, which is found by a court of competent jurisdiction to have been raised by Borrower or Operating Lessee in bad faith or to be without basis in fact or law,

(C) limit MetLife’s rights to recover damages to the extent arising from Borrower’s or Operating Lessee’s failure to comply with the provisions of the Mortgage pertaining to ERISA,

(D) limit MetLife’s rights to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Mortgage [the provisions of the Mortgage which refer to out of pocket expenses incurred by MetLife] and any amount expended by MetLife in connection with the foreclosure of the Mortgage,

(E) limit MetLife’s rights to enforce any leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance; or

(F) limit MetLife’s rights to recover costs and damages arising from Borrower’s or Operating Lessee’s failure to pay any insurance premiums or Impositions in the event Borrower is not required to deposit such amounts with lender pursuant to Section 5(c) hereof.

(2) Notwithstanding the foregoing, this limitation of liability shall not apply and the Loan will be a fully recourse Loan to Borrower and to Liable Party:

(A) in the event of any Transfer of the Property in violation of this Loan Application or in the event Borrower or Operating Lessee enters into any indebtedness for borrowed money which is secured by a lien, security interest or other encumbrance of any part of the Property, other than the Loan and any related obligations to MetLife or except either allowed by this Loan Application or Approved by MetLife;

(B) if (i) Borrower, Operating Lessee or Liable Party commences a voluntary bankruptcy or insolvency proceeding under the Bankruptcy Code which is not dismissed within 90 days of filing, or (ii) an involuntary case is commenced against Borrower, Operating Lessee or Liable Party under the Bankruptcy Code which is not dismissed within 90 days of filing, or (iii) an involuntary case is commenced against Borrower or Operating Lessee under the Bankruptcy Code with the collusion of Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities, or (iv) a petition for relief is filed with respect to Borrower or Operating Lessee or Liable Party under the Bankruptcy Code through the actions of Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities which is not dismissed within 90 days of filing. Notwithstanding the previous sentence, neither Borrower nor Liable Party shall be personally liable for payment of the Loan merely by reason of an involuntary bankruptcy (irrespective of its duration) as to which the following conditions are satisfied (1) such involuntary bankruptcy is not solicited, procured or supported by Borrower or any Related Person (defined below); (2) there is no debt or other obligation and there are no creditors, in any case which are prohibited by the Loan Documents; (3) Borrower and each Related Person in such involuntary bankruptcy proceeding will consent to and support and perform all actions requested by MetLife to obtain relief from the automatic stay and to obtain adequate protection for MetLife; (4) none of the Borrower nor any Related Persons shall propose or in any way support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of MetLife’s rights under the Loan documents; and (5) none of Borrower nor any Related Persons shall propose or consent to any use of cash collateral except with MetLife’s consent, which may be withheld in MetLife’s sole discretion. As used herein, a “Related Person” shall mean (a) any guarantor or other person or entity which is liable in any way (including contingently liable) for any part of the Loan, (b) person or entity which has any direct or indirect interest in Borrower or in which Borrower has any direct or indirect interest, or (c) any person who, by reason of any relationship with any of the foregoing, would be reasonably expected to act in accordance with the request of any of the foregoing.

(3) Notwithstanding the foregoing, MetLife agrees that its sole recourse against any Operating Lessee for such Operating Lessee’s obligations hereunder or under the other Loan Documents shall be to the collateral owned by such Operating Lessee and pledged to MetLife pursuant to the terms of the Transaction Documents; provided however, the foregoing shall not limit MetLife’s rights against Borrower and/or Liable Party with respect to the obligations of Operating Lessee to the extent otherwise permitted under the Loan Documents.

(4) At the election of MetLife, the Liable Party shall, by entering into the Guaranty, guaranty the obligations under this Provision 4(f).

(g) Transfer of Loan. The Loan Documents shall provide that MetLife may, at any time, sell, transfer or assign all or any portion of the Loan, and its servicing rights with respect to the Loan, grant participations in the Loan or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in the Loan in a rated or unrated public offering or private placement (the “Securities”). MetLife may forward to each purchaser, transferee, assignee, servicer, participant, investor or prospective investor in such Securities (collectively, the “Investor”), or any “Rating Agency” rating or assigning value to such Securities, or prospective Investor all documents and information MetLife has with respect to the Loan. Borrower and Liable Party shall provide an estoppel certificate or any other documents to the Investor or the Rating Agency as may be reasonably requested by MetLife. “Rating Agency” shall mean any credit rating agency which rates or assigns values to Securities.

(h) Reports. Borrower shall deliver to MetLife in a form satisfactory to MetLife (in addition to other financial reports related to the Property which may be required) (i) quarterly profit and loss statements on a cash basis, (ii) quarterly operating statements showing all income of the Property and all Property expenses for the Property, (iii) an annual operating budget presented on a monthly basis for the upcoming one (1) year period at least fifteen (15) days prior to the beginning of each calendar year, (iv) copies of any appraisals obtained by Borrower, (v) quarterly financial statements and certified supplemental statements evidencing compliance with Provision 16(i) hereof and (vi) Monthly STAR Reports compiled by Smith Travel Research, Inc.

6. LEASES.

(a) Form of Lease. All existing leases and leases entered into after the Closing (the “Leases”) and the Operating Lease shall be assigned to MetLife as security for the Loan. All Leases (which is exclusive of the Operating Lease) shall be on a standard form of lease which shall be subject to MetLife’s Approval. Leases entered into after the Closing which are not on the standard form or which do not comply with the Leasing Guidelines (as defined below) must be Approved by MetLife. Any modifications or amendments to the Operating Lease must be Approved by MetLife; provided however, that Borrower and Operating Lessee may without MetLife’s Approval agree to non-material modifications or amendments to the Operating Lease which do not materially alter the obligations of Borrower as Operating Lessor, grant Operating Lessee any rights or powers with respect to the Property that are inconsistent with the rights and obligations of Borrower under the Loan Documents, or grant or confer upon any third party any of the rights, benefits or obligations under the Operating Lease, including without limitation any right to receive any of the income, revenue or profits of the Property. Notwithstanding the foregoing, Borrower and Operating Lessee may enter into rent schedule amendments to the Operating Lease and corresponding amendments to the text of the Operating Lease (e.g., lease term, dates, amounts, etc.) to the extent necessary to comply with REIT tax rules provided that MetLife is provided with a copy of all such amendments.

(b) Leasing Guidelines. The Mortgage will contain “Leasing Guidelines” which will include (i) minimum and maximum lease terms, (ii) minimum annual rent payable per square foot for retail leases and (iii) a provision requiring that all payments of rent, additional rent or any other amounts due from a tenant to a landlord under a Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations. Except as otherwise Approved by MetLife, each net Lease shall contain provisions requiring the tenant to pay its proportionate share of operating expenses and taxes and all other Leases shall contain provisions requiring the tenant to pay, after the first year, its proportionate share of increases in taxes and operating expenses. The Operating Lease shall not be subject to the Leasing Guidelines or the provisions of this subparagraph b, provided however that any leasing or subleasing of all or any part of the Leased Improvements as defined in the Operating Lease pursuant to the Operating Lease shall be subject to the Leasing Guidelines.

(c) Subordination. All Leases and the Operating Lease shall be subordinate to the lien of the Mortgage and shall provide that MetLife may elect to make the Leases superior to the Mortgage and to require the tenant to attorn to MetLife. At Borrower’s written request and expense, MetLife shall provide a non-disturbance agreement on its standard form to any tenant under a Lease approved by MetLife. Any tenant to whom non-disturbance is granted shall execute MetLife’s standard form of non-disturbance agreement. Borrower shall pay costs and expenses incurred by MetLife in connection with granting a non-disturbance agreement including reasonable attorney’s fees, and a processing fee of $2,500.00 for each non-disturbance agreement.

7. ENVIRONMENTAL INDEMNITY AGREEMENT. The Environmental Indemnity Agreements will indemnify and hold MetLife harmless from any losses, costs, damages or liabilities (including without limitation, reasonable attorneys’ fees and disbursements and/or reasonable environmental investigation costs and fees) which result from the presence of hazardous materials on or under the Properties, including costs incurred in enforcement proceedings. The Environmental Indemnity Agreement shall survive repayment of the Loan or other termination of the Mortgages and is not a Loan Document.

8. ERISA REPRESENTATIONS. The Loan Documents shall contain a provision in substantially the following form, effective as of the date of the Closing:

Borrower hereby represents, warrants and agrees that (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), (ii) Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101 and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

9. REPRESENTATIONS OF BORROWER. Borrowers represent that, and agrees to furnish MetLife on request evidence confirming that: (i) no partner, member or stockholder of Borrower is an officer or director of MetLife or is a son, daughter, mother, father or spouse of an officer or director of MetLife; (ii) neither Borrower nor any partner, member or stockholder of Borrower is a “foreign person” in accordance with those codes and regulations relating to FIRPTA (Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended); (iii) neither Borrower nor any partner, member or stockholder of Borrower is, and no legal or beneficial interest in a partner, member or stockholder of Borrower is or will be held, directly or indirectly by persons or entities appearing on a US Treasury Office of Foreign Assets Control (“OFAC”) list, with respect to which entering into transactions with such a person or entity would violate OFAC or any other law; (iv) the information and statements contained in this Application are true and correct in all material respects; (v) neither Borrower nor any partner, member or stockholder of Borrower has been convicted of, or been indicted for a felony criminal offense; (vi) neither Borrower nor any partner, member or stockholder of Borrower is in default under any mortgage, deed of trust, note, loan or credit agreement; and (vii) neither Borrower nor any partner, member or stockholder of Borrower is involved in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially adversely affect Borrower’s ability to perform in accordance with the Loan Documents.

10. FEES AND GOOD FAITH DEPOSIT. The following fees and Good Faith Deposit shall be delivered to MetLife when Borrower submits this Application:

(a) Non-Refundable Processing Fee. Funds in the amount of the Non-Refundable Processing Fee shall be wire transferred to MetLife when Borrower submits this Application. If agreed to by MetLife, the Non-Refundable Processing Fee may also be in the form of a cashier’s or certified check. Borrower acknowledges that the Non-Refundable Processing Fee has already been earned by MetLife and that no portion of this fee will be returned under any circumstances whatsoever.

(b) Commitment Fee. Intentionally deleted.

(c) Good Faith Deposit. Funds in the amount of the Good Faith Deposit shall be wire transferred to MetLife when Borrower submits this Application. The Good Faith Deposit will be returned to Borrower on the date of the Closing, subject to MetLife’s right to keep the Good Faith Deposit in the circumstances described below. Borrower agrees that the acceptance of the Good Faith Deposit does not constitute an acceptance of this Application by MetLife. If MetLife does not accept this Application, the Good Faith Deposit shall be returned to Borrower except for any out of pocket expenses incurred by MetLife in connection with this Application or the Closing Conditions.

METLIFE WILL BE ENTERING INTO CONTRACTS WITH OTHER PARTIES IN RELIANCE UPON BORROWERS’ FULFILLMENT OF BORROWERS’ OBLIGATIONS UNDER THIS APPLICATION, INCLUDING AGREEMENTS WITH RESPECT TO THE FIXING OF THE INTEREST RATE PRIOR TO THE FUNDING OF THE LOAN. IF BORROWERS ATTEMPT TO REVOKE THIS APPLICATION PRIOR TO THE DATE OF ITS ACCEPTANCE BY METLIFE OR IF METLIFE ACCEPTS THIS APPLICATION, AND THE TERMS OF THIS APPLICATION AND THE CLOSING CONDITIONS ARE NOT COMPLETED OR SATISFIED BY THE EXPIRATION DATE FOR ANY REASON OTHER THAN AN EXPRESS DEFAULT BY METLIFE HEREUNDER, AND METLIFE DOES NOT DISBURSE THE LOAN, METLIFE SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN AN AMOUNT EQUAL TO THE AMOUNT OF THE GOOD FAITH DEPOSIT. THESE LIQUIDATED DAMAGES ARE INTENDED TO COMPENSATE METLIFE FOR LOSSES SUSTAINED ON ITS OTHER CONTRACTS, TIME SPENT, LABOR AND SERVICES PERFORMED, LOSS OF INTEREST AND ANY OTHER LOSS WHICH MIGHT BE INCURRED BY METLIFE IN CONNECTION WITH THIS TRANSACTION. BOTH PARTIES AGREE THAT METLIFE’S DAMAGES AS A RESULT OF A DEFAULT ARE NOT FULLY CAPABLE OF BEING ASCERTAINED AT THIS TIME AND THE AMOUNT OF LIQUIDATED DAMAGES REPRESENTS BORROWERS’ AND METLIFE’S BEST ESTIMATION AT THIS TIME OF THESE DAMAGES. HOWEVER, NOTHING CONTAINED IN THIS PROVISION OTHER THAN A DEFAULT BY METLIFE SHALL RELEASE BORROWER FROM OR LIMIT THE LIABILITY OF BORROWER FOR THE COSTS AND EXPENSES SET FORTH IN PROVISION 11 OF THIS APPLICATION.

11. EXPENSES. Borrower shall be responsible for payment of all fees, costs, and expenses incurred by MetLife and/or Borrower in connection with the Loan and the transactions contemplated by this Application, including without limitation all survey costs, costs of inspections and reports required in this Application or in the Closing Conditions, appraisal fees, brokerage commissions, title charges, title insurance premiums, recording charges, architect’s, engineer’s, environmental consultant’s and reasonable attorney’s fees and expenses, taxes and revenue stamps applicable to the Note and/or Mortgage, travel expenses of MetLife’s Architectural and Engineering Services employees and a real estate tax service contract. These expenses shall be paid by Borrower even if MetLife does not accept this Application or, if this Application is accepted and MetLife does not disburse the Loan, unless the failure to disburse constitutes a default by MetLife. Borrower’s obligation for the expenses set forth in this provision is in addition to its obligation to pay the Commitment Fee, Non-Refundable Processing Fee and Good Faith Deposit.

12. BROKER. Borrower represents that Broker is its broker in connection with this Application and agrees to pay the fees of Broker. MetLife shall have no obligation for, and Borrower shall indemnify and hold MetLife harmless from, the payment of any brokerage commissions or fees of any kind and any legal fees and/or expenses incurred by MetLife in connection with any claims for brokerage commissions or fees with respect to this Application or the Loan. Borrower acknowledges that MetLife may be affiliated with, or may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against MetLife or defenses to Borrower’s obligations under this Application or under the Loan Documents because of any such relationship.

13. PROHIBITIONS ON ASSIGNMENT. Borrower may not assign or otherwise transfer its rights under this Application whether voluntarily or by operation of law without MetLife’s Approval, which may be given or withheld in its sole discretion. Any assignment or transfer without MetLife’s Approval or any change in Borrower’s structure (if Borrower is a legal entity other than an individual), including but not limited to, a change in partners, or stockholders, or members, or trustees or beneficiaries, or other constituent entities owning directly or indirectly interests in Borrower, without MetLife’s Approval, which may be given or withheld in its sole discretion, shall constitute a default and release MetLife from its obligations under this Application. MetLife may, at its option, assign this Application to, or enter into co-lending arrangements with, its subsidiaries and/or affiliates.

14. SINGLE PURPOSE ENTITY. Borrower shall be a single purpose entity and the Loan Documents and its organizational documents shall provide that Borrower shall not (except as otherwise contemplated by the Transaction Documents, including the Cross Loan Guaranties): (i) engage in business other than owning and operating the Property; (ii) acquire or own a material asset other than the Property and incidental personal property; (iii) maintain assets in a way difficult to segregate and identify or commingle its assets with the assets of any other person or entity; (iv) fail to hold itself out to the public as a legal entity separate from any other; (v) fail to conduct business solely in its name or fail to maintain records, accounts or bank accounts separate from any other person or entity; (vi) file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for benefit of creditors without the unanimous consent of its partners or members, as applicable; (vii) incur additional indebtedness except for trade payables in the ordinary course of business of owning and operating the Property, provided that such indebtedness is paid within 90 days of when incurred; (viii) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or (ix) modify, amend or revise its organizational documents.

15. MISCELLANEOUS.

(a) The rights and obligations of the parties with respect to this Application, the Closing Conditions and any commitment resulting from the acceptance by MetLife of the offer contained in this Application, shall be determined in accordance with the laws of the state of New York. The rights and obligations of the parties with respect to the Loan Documents, the Environmental Indemnity Agreement and the Guaranty shall be determined in accordance with the laws of the state in which the Property is located.

(b) All waivers of any breach or default must be in writing to be effective. No waiver shall be deemed or construed to be a waiver of any other breach or default. The failure on the part of either party to complain of any act, or failure to act, or to declare the other party in default shall not constitute a waiver by such party of its rights under this Application or the Closing Conditions.

(c) This Application and the Closing Conditions contain the entire agreement and understanding of the parties with respect to the Loan. All prior discussions, negotiations, commitments, and understandings related to the Loan are merged into this Application and the Closing Conditions. Except for the exercise of unilateral rights which are granted to a party under this Application or the Closing Conditions, this Application cannot be changed, modified or amended except by an instrument in writing signed by the affected party. Titles used in this Application and the Closing Conditions are for convenience only and neither limit nor amplify their provisions.

(d) Time is of the essence with respect to the performance of Borrower’s obligations contained in this Application and the Closing Conditions.

(e) In order to expedite the transaction contemplated herein, a telecopy of, or an electronic PDF file with, signatures may be used in place of original signatures on this Application. Borrower and MetLife intend to be bound by the signatures on the telecopy or PDF file document, are aware that the other party will rely on the telecopy or PDF file signatures, and hereby waive any defenses to the enforcement of the terms of this Application based on the form of signature.

(f) At Closing, all information contained in material submitted by Borrower shall be true and correct without material, adverse change and Borrower shall so certify. Except as may be otherwise permitted by MetLife neither Borrower, nor any person or entity comprising Borrower which is a partner, member or shareholder of Borrower, nor any liable party, nor any tenant or combination of tenants renting 10% or more of the space in the Improvements, nor any guarantor of any lease of 10% or more of the space in the Improvements shall be involved as a debtor in a bankruptcy or reorganization proceeding. Except as may be otherwise permitted by MetLife, no part of the Property shall have been damaged and not repaired to MetLife’s satisfaction nor taken in condemnation, or involved in a pending condemnation proceeding.

16. ADDITIONAL APPLICATION PROVISIONS.

(a) Licenses and Permits. All authorizations, licenses and permits, including without limitation, operating permits, liquor licenses and all other authorizations or permits necessary or appropriate for the Improvements to be fully operated as first-class hotels shall have been validly obtained, paid for and be in full force and effect. These authorizations, licenses and permits shall, to the extent permitted by law, be assigned to MetLife as additional security for the Loan.

(b) Management Agreement.

(i) The Management Agreements (as defined below) shall be in full force and effect and Manager (as defined below) shall have no defenses or claims against Borrower with respect thereto, and MetLife shall be furnished with evidence satisfactory to MetLife, including but not limited to an estoppel certificate from Manager, that the foregoing are true as of the Closing. Each of the Management Agreements shall be subordinated to the lien of the Mortgage pursuant to a subordination and nondisturbance agreement (“Subordination of Management Agreement”) which is to be insured under MetLife’s title policy, and further shall be assigned to MetLife as additional security for the Loan. The Subordination of Management Agreement and the assignment agreement shall be in recordable form and subject to MetLife’s Approval.

The term “Management Agreements” shall mean: (x) that certain Amended and Restated Management Agreement dated as of August 21, 1986, between St. Francis Borrower’s predecessor in interest and Westin Hotel Company (together with St. Francis Hotel Corporation, its successor by assignment, the “St. Francis Manager”), as amended by that certain First Amendment to Amended and Restated Management Agreement dated as of June 2, 1994, as further amended by that Second Amendment to Amended and Restated Management Agreement dated as of September 1, 1999, as further amended by that certain Amended and Restated Second Amendment to Amended and Restated Management Agreement dated as of April 25, 2000, as further amended by that certain Third Amendment to Amended and Restated Management Agreement dated as of July, 2, 2008, and as further amended by that certain Fourth Amendment to Amended and Restated Management Agreement dated as of January 1, 2010 and (y) that certain Amended and Restated Management Agreement dated as of December 11, 2009 between Fairmont Operating Lessee and Fairmont Hotels & Resorts (U.S.) Inc., (the “Fairmont Manager”). The Management Agreements shall be subject to MetLife’s Approval. The St. Francis Manager and the Fairmont Manager are collectively referred to as the Managers.

(ii) Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, the Borrower and Operating Lessee may not amend, modify, supplement, alter or waive any right under the Management Agreements without the written consent of MetLife, provided however, without any requirement for consent, Borrower and

Operating Lessee may agree to any nonmaterial modification, change, supplement, alteration or amendment to the Management Agreements and waiver of any nonmaterial rights thereunder, including without limitation, any such modification, change, supplement, alteration, amendment or waiver that does not affect the cash management procedures set forth in the Management Agreements or the Loan Documents, decrease the cash flow of the Property, adversely affect the marketability of the Property, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning to add additional items to or delete items from such definitions, change the definitions of “owner’s distribution” or “owner’s equity” or words of similar meaning so as to reduce the payments due the Borrower thereunder, change the definition of “debt service amount” or “owner indebtedness” or “net cash flow” or “net operating cash flow”, or words of similar meaning, change the timing of remittances to the Borrower or Operating Lessee thereunder, change the priority of distributions of “net cash flow” (or words of similar meaning) to Borrower or Operating Lessee thereunder, increase or decrease reserve requirements, change the term of the Management Agreement or increase any Management Fees payable under such Management Agreement.

(iii) Borrower or Operating Lessee may not enter into a new management agreement unless approved by MetLife in its sole and absolute discretion.

(iv) The St. Francis Manager and the Fairmont Manager shall each agree in an estoppel, direction letter or subordination and nondisturbance agreement, in a manner satisfactory to Lender in its sole and absolute discretion, that all property operating expenses, all reserves, all Impositions, and all obligations to MetLife under the Loan shall be paid by the Managers prior to the release, payment or distribution of any monies to Operating Lessee, Borrower or any of their affiliates (“Borrower Distributions”).

(c) Accounts Receivable. The Accounts Receivable (as defined below) and all other property required to be presently collaterally assigned to MetLife as additional security for the Loan shall be assigned to MetLife as collateral security for the Loan and MetLife shall be granted a first lien security interest with respect to the Accounts Receivables subject to the rights of the Manager under the applicable Management Agreement as such rights are affected pursuant to the terms of the Subordination of Management Agreement. The term “Accounts Receivable” shall mean any right of a Borrower, arising from the operation of the Property, to payment for goods sold or leased, for services rendered, or for the rental or use of the Property, whether or not yet earned by performance, including, without limiting the generality of the foregoing, (i) all bank accounts and reserve accounts arising from the operation of the Property, and (ii) all rights to payment from any consumer credit or charge card organization or entity (such as or similar to the organizations or entities which sponsor and administer the American Express Card, the Visa Card, the Carte Blanche Card and the Master Card). Accounts Receivable shall include all of the foregoing rights to payment, whether now existing or hereafter created, and all substitutions therefor, proceeds thereof (whether cash or non-cash, movable or immovable, tangible or intangible) received upon the sale, exchange, transfer, collection or other disposition thereof or substitution therefor, and all of the proceeds from all of the foregoing.]

(d) Furniture, Fixtures and Equipment. MetLife shall require a first lien security interest on all furniture, fixtures and equipment located on or used in connection with the Real Property or its occupancy or operation, including but not limited to restaurant equipment. Borrower shall execute and deliver to MetLife a security agreement with a complete inventory of the furniture, fixtures and equipment located on or used in connection with the Real Property. Proof satisfactory to MetLife shall be furnished that all furniture, fixtures and equipment have been paid for in full. If any equipment is leased and MetLife consents to such leasing, MetLife shall have the right to approve the terms of any leases and to receive an assignment of the tenant’s interest in any leased equipment. MetLife shall also receive from the lessor (provided lessor is an entity unaffiliated with MetLife and its affiliates) of such equipment (i) an estoppel certificate reflecting the lease agreement and the defaults, if any, of Borrower under the lease agreement, and (ii) an agreement providing that if MetLife shall ever become the owner of the Real Property, such lessor’s lease, at MetLife’s option, may be assumed by MetLife at the same rental charges, and under the same terms and conditions as are presently contained in such lease. Any lease referred to in the preceding sentence shall be subject to MetLife’s Approval.

(e) Security for Loan. For purposes of Provision 5(f) of the Application, the licenses and permits, the Management Agreement, the Accounts Receivable, and the Furniture, Fixtures and Equipment shall be deemed to be part of the Property.

(f) Permitted Debt. Borrower and Operating Lessee shall be allowed to incur the following indebtedness and obligations, which other than the Loan under the following clause (i) shall not be secured by the Property: (i) the Loan and any related obligations to MetLife, (ii) unsecured amounts payable for or in respect of the operation of the Property incurred in the ordinary course of Borrower’s business (“Trade Payables”), paid by Borrower within sixty (60) days of incurrence, provided that in no event shall the aggregate amount of such Trade Payables incurred by Borrower exceed three percent (3%) of the aggregate Loan Amount for the applicable Property, (iii) purchase money indebtedness and capital lease obligations incurred in the ordinary course of business and operation of the Property, but in no event shall the annual scheduled debt service on such indebtedness or obligations exceed the aggregate amount of $500,000 for the Fairmont Hotel and/or $600,000 for the St. Francis Hotel, (iv) any management fees accrued in accordance with the terms of the Management Agreement but which are not yet due and payable, (v) Impositions not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with the terms and conditions of the applicable Mortgage, and (vi) indebtedness relating to liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar liens arising in the ordinary course of business, and liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section              of the Mortgage [the terms and conditions of the Mortgage applicable to good faith contest of Impositions]. In addition, Borrower shall be allowed to enter into guarantees or provide similar assurances or undertakings in favor of the Manager with respect to the obligations of the Operating Lessee under the Management Agreement provided that such obligations shall not be secured by any mortgage or other lien on the Property except as may be permitted in this Application.

(g) Permitted Liens. Borrower and Operating Lessee shall be allowed to create, suffer to exist or otherwise permit the following encumbrances or other liens with respect to the Property subject to the terms of the Loan Documents as to priority thereof: (i) the liens and security interests created by the Loan Documents, (ii) those property specific exceptions to title recorded in the real estate records of the County and contained in Schedule B-1 of the title insurance policy or policies which have been approved by MetLife (“Permitted Exceptions”) (iii) liens, if any, for Impositions not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with the terms and conditions of the Mortgage, (iv) liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar liens arising in the ordinary course of business, and liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section              of the Mortgage [the terms and conditions of the Mortgage applicable to good faith contest of Impositions], (v) Leases and the Management Agreement, (vi) easements, rights of way, or restrictions incurred or entered into by Borrower in the ordinary course of business, which in each case could not be reasonably expected to have a material adverse effect, do not diminish in any material respect the value of the Property or affect in any material respect the validity, enforceability or priority of the liens created by the Transaction Documents, (vii) liens securing indebtedness permitted under clause (iii) of the definition of Permitted Debt in Provision 16(f), so long as such lien is only in respect of the specific property relating to such obligation and, notwithstanding the introductory clause in this Provision 16(g) to the contrary, is not secured by the Property, (viii) deposits securing or in lieu of surety, appeal or custom bonds in processing to which Borrower is a party, (ix) any judgment lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within thirty (30) days after entry thereof or within thirty (30) days after the expiration of any stay, as applicable in either case provided there is no imminent risk of forfeiture during such thirty (30) day period, and (x) such other title and survey exceptions as MetLife has approved or may approve in writing.

(h) Cross-Collateralization. At MetLife’s option, the Loan may be documented as a single loan or as multiple loans (a separate loan for each of the Properties). As used herein the term “Loan” shall refer to the entire Loan (in the amount of $317,750,000.00) and shall also refer to individual loans collectively in the event this transaction is documented as individual loans on each of the Properties. In any event, the Loans shall, at MetLife’s option, be cross-defaulted and/or cross-collateralized pursuant to documentation Approved by MetLife.

(i) Net Worth Requirements. The Transaction Documents shall contain the following covenants and agreements that the Consolidated Group (as defined below) meets the Minimum Net Worth Requirements (as that term is hereinafter defined) unless otherwise agreed to by MetLife:

(a) Borrower covenants and agrees that at all times during the term of the Loan, as tested at the end of each fiscal quarter, the Consolidated Group shall be and remain in compliance with the following net worth requirement (the “Minimum Net Worth Requirements”):

i. (x) SHRI shall retain a Market Capitalization (as hereinafter defined in (c) below) of no less than $175,000,000, and (y) Liable Party shall be the direct or indirect beneficial owner of no less than ten (10) luxury or upper upscale hotels located in North America; or, in the event and only in the event that the requirements in this section (a)(i) are not met, then,

ii. The Consolidated Group Leverage Ratio (as hereinafter defined in (c) below) of the Consolidated Group (as hereinafter defined in (c) below) shall be no greater than 80% and (ii) Liable Party shall be the direct or indirect beneficial owner of no less than ten (10) luxury or upper upscale hotels located in North America.

(b) In the event that Market Capitalization is determined to be less than $175,000,000 as of any reporting date required under the Loan Documents (the “MC Determination Date”), Borrower shall have 90 days from the MC Determination Date to commission and finalize appraisals by a third party valuation firm for use in determining the Consolidated Group Leverage Ratio. The valuation firm shall be subject to the prior written approval of MetLife, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, appraisals which have been finalized by an approved third party valuation firm no later than 6 months prior to the MC Determination Date calculation shall be deemed valid for the determination of the Consolidated Group Leverage Ratio calculation.

(c) Unless otherwise specifically referenced, the following terms shall have the following meanings for purposes of this Section only:

(i) “Market Capitalization” shall be calculated as “Consolidated Shares Outstanding” multiplied by the “Average Share Price.” “Consolidated Shares Outstanding” shall be the sum of consolidated: (i) common shares outstanding, (ii) operating partnership units outstanding, (iii) stock options outstanding, and (iv) restricted stock units outstanding, as detailed in the Consolidated Group’s quarterly supplemental financial information or as determined from other sources. “Average Share Price” shall be determined by calculating the average daily closing price of SHRI common stock over the relevant quarter.

(ii) “Consolidated Group Leverage Ratio” shall be calculated by dividing Total Debt by Total Consolidated Appraisal Value. “Total Debt” shall be the sum of: (i) total mortgages and other debt payable, (ii) exchangeable senior notes, net of discount, and (iii) bank credit facility minus the lesser of $40 million or 50% of cash and cash equivalents, as detailed in the Consolidated Group’s quarterly supplemental financial information or as determined from other sources. “Total Consolidated Appraisal Value” shall be the sum of the market value of each hotel under the ownership of the Liable Party, which is consolidated on the consolidated balance sheets on the Consolidated Group’s quarterly financial statements. The following hotel assets are included in the Consolidated Group Leverage Ratio as of the date of the Loan:

Fairmont Chicago

Fairmont Scottsdale

Four Seasons Punta Mita

Four Seasons Washington, D.C.

Hyatt Regency La Jolla

InterContinental Chicago

InterContinental Miami

InterContinental Prague

Loews Santa Monica Beach Hotel

Marriott Grosvenor Square

Marriott Lincolnshire Resort

Ritz-Carlton Half Moon Bay

Ritz-Carlton Laguna Niguel

Westin St. Francis

[Note: This list will be updated as required prior to the Closing]

(iii) “Consolidated Group” shall mean Liable Party, SHRI and their Subsidiaries (for all purposes in connection herewith, a “Subsidiary” is for any entity, any other entity in which such first entity or a subsidiary of such entity holds capital stock and whose financial results would be consolidated under generally accepted accounting principles (“GAAP”) with the financial results of such first entity on the consolidated financial statement of such first entity).

(j) Refinance of Existing Loan and Principal Paydown. This Loan is a refinance of MetLife’s existing loan number 390108 and loan number 701923 (the “Existing Loans”). At Closing, the Borrowers will be required to make a $26,000,000.00 principal reduction payment (“Principal Reduction Payment”) on the Existing Loans. Such principal reduction payment shall be allocated to each of the individual Existing Loans in amounts to be determined by MetLife in its sole discretion.

At Borrowers’ option, in lieu of making the Principal Reduction Payment at the Closing, Borrower may instead elect the following option (“Staged Paydown Option”): (i) at Closing make a principal reduction payment of $10,000,000.00; (ii) make principal reduction payments of $8,000,000.00 each, both six months after Closing and twelve months after Closing and (iii) provide MetLife with two irrevocable, unconditional Letters of Credit issued by a bank and in a form approved by MetLife (“LOC”) totaling $16,000,000.00. One of the LOC’s shall be in the amount of $8,000,000.00 with a seven-month term, and the other LOC shall be in the amount of $8,000,000.00 with a thirteen-month term. In the event Borrowers select the Stage Paydown Option, then the Loan Amount will be increased to $333,750,000.00. The principal reduction payments described in this paragraph 16(k) may be made without any Prepayment Fee. In the event Borrowers elect the Stage Paydown Option, then the amount of the Debt Service Reserve (as described in Provision 16(n) hereof) shall be increased to $6,500,000.00 and no amounts will be permitted to be withdrawn from the Debt Service Reserve unless and until the Liable Party has funded any debt service shortfalls in the aggregate amount equaling at least two months of debt service payments on the entire Loan.

(k) Partial Release. In connection with the sale of a Property, Borrower may obtain a release of that Property and a release of the Cross Loan Guaranty so long as: (aa) there shall be no Event of Default under the Transaction Documents; (bb) the loan-to-value ratio for the remaining Property shall not be greater than 60% as determined by MetLife in its sole and absolute discretion; (cc) the debt service coverage ratio for the remaining Property shall not be less than 1.50x as determined by MetLife in its sole and absolute discretion; (dd) Borrower shall pay all costs and expenses incurred by MetLife in connection with such release, including title insurance premiums, documentation costs, and reasonable attorneys’ fees; (ee) the applicable Borrower shall pay the Loan Amount allocated to the Loan on the Property being released along with any other amounts due and payable on that Loan including without limitation the applicable Prepayment Fee, and (ff) Borrower shall be permitted to make a principal reduction payment on the Loan which is not being released (along with a Prepayment Fee) in order to meet the loan-to-value and debt service coverage ratio tests set forth above.

No release of a Property shall release Borrowers or Liable Party from their obligations under the Transaction Documents with respect to any events arising or occurring in whole or in part prior to the date of the release.

(l) Lock-Box Agreement. At Closing, Borrower shall deliver active present assignments (“Lock-Box Agreement”) executed by Borrower, Operating Lessees and each of the Managers to MetLife of all Borrower Distributions. Each Lock-Box Agreement shall provide that so long as no Monetary Event of Default (as hereinafter defined) or Pending Event of Default (as hereinafter defined) has occurred, then the amounts in the Lock-Box accounts shall be automatically distributed to each Operating Lessee and each Borrower; provided however that upon the occurrence of a Monetary Event of Default or a Pending Event of Default, MetLife shall have the right in its sole and absolute discretion to cease all further distributions from the Lock-Box accounts and further provided however that if a Pending Event of Default is cured prior to it becoming an Event of Default, then the amounts in the Lock-Box accounts shall again be automatically released to each Operating Lessee and each Borrower. “Monetary Event of Default” shall mean a failure by Borrower or Operating Lessee to pay or cause to be paid, when due, principal or interest on the Loans, Impositions, insurance premiums and amounts due to the Managers under the Management Agreements and a “Pending Event of Default” shall mean any event which, with the passage of time, would constitute a Monetary Event of Default.

(m) Debt Service Reserve. At Closing a “Debt Service Reserve” will be established with MetLife and funded in the amount of $5,500,000.00 pursuant to a Debt Service Reserve Agreement satisfactory in form and substance to MetLife. Provided that there is no pending Event of Default under the Loan Documents or event with the giving of notice or the passage of time would be an Event of Default, the Debt Service Reserve shall be released (“Release Event”): (i) if after the date which is eighteen months following the Closing the “trailing” twelve-month net operating income (“NOI”) for the

Property reaches $40,800,000.00 as determined by MetLife in its sole and absolute discretion; or (ii) if after the date which is thirty-six months following the Closing the “trailing” twelve-month NOI for the Property reaches $34,000,000.00 as determined by MetLife in its sole and absolute discretion (each a “Release Threshold”). In the event Rents and Income from the Property are not sufficient to pay Property operating expenses, required reserves and debt service, then Borrower shall be permitted to use the Debt Service Reserve for any debt service shortfalls. Borrower shall be required to submit evidence, satisfactory to MetLife in its sole discretion, that there is a debt service shortfall requiring the release of funds from the Debt Service Reserve. In the event any funds are withdrawn from the Debt Service Reserve, then the Liable Party shall be required to replace such withdrawn funds into the Debt Service Reserve within three months after the date of any disbursements. It shall be a recourse obligation of the Liable Party to replenish the Debt Service Reserve. If a Release Event occurs, the Debt Service Reserve shall not be reinstated if the NOI is reduced below the Release Threshold.

(n) Independent Director. In addition to the requirements set forth in this Application, the board of directors of Borrower or its special purpose entity general partner, if applicable, must include at least one independent director (or its equivalent if Borrower is an entity other than a corporation) who is not employed by, related to or affiliated with Borrower or with any entity or person which is a constituent member of Borrower. The independent director shall be subject to the approval of the then holder of the Loan.

17. CLOSING CONDITIONS. If MetLife accepts this Application, its obligations shall be conditioned upon the fulfillment by Borrower of the terms of this Application as well as each of the Closing Conditions attached as Exhibit A.

18. IRREVOCABLE OFFER. This Application constitutes an offer to borrow which shall be irrevocable by Borrower for a period of 40 days following the date this Application has been received by MetLife, together with the Commitment Fee, the Non-Refundable Processing Fee and the Good Faith Deposit. MetLife may accept this offer by signing in the space provided on the enclosed copy and mailing the signed copy to Borrower. If MetLife accepts this offer to borrow, this Application shall constitute a commitment that shall be binding upon Borrower and MetLife and enforceable by both parties. If MetLife does not accept this offer within this 40 day period, this Application shall be void (except provisions that impose obligations on the Borrower even if this Application is not accepted) unless MetLife, having the sole option to do so, extends the period in which this Application is irrevocable and the Expiration Date for 10 days by written notice to Borrower.

Dated: April 12, 2010	SHR St. Francis, LLC

	By:	/s/ Robert T. McAllister
	Its:	SVP, TAX

SHC Columbus Drive, LLC

	By:	/s/ Robert T. McAllister
	Its:	SVP, TAX

MetLife hereby accepts this Application this 27th day of April, 2010.

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

	By:	/s/ Elizabeth Clark
	Its:	Director
Title:

ECOA Notice. If this Application is not accepted by MetLife, Borrower has the right to a written statement of the specific reasons for the non-acceptance. To obtain the statement, please contact the person whose name, address and telephone number is set forth below as Borrower’s Loan Representative, within 60 days from the date Borrower is notified of MetLife’s decision. MetLife will send to Borrower a written statement of reasons for the denial within 30 days of receiving Borrower’s request for the statement.

Notice: The Federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to enter into a binding contract); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act. The federal agency that administers compliance with this law concerning this creditor is the Federal Trade Commission - Equal Credit Opportunity - Washington, D.C. 20580.

USA Patriot Act Notice. In accordance with the USA Patriot Act, notice is hereby given that MetLife intends to obtain, verify and record information related to Borrower’s identity in connection with the transaction contemplated by this Application. In connection with the foregoing, Borrower hereby consents to MetLife seeking and obtaining information that will allow MetLife to verify Borrower’s identity including requesting identifying documents (such as in the case of an individual, a driver’s license or other identifying documents), checking references with financial institutions and using commercially available information and databases to verify Borrower’s identity.

California Insurance Notice. Borrower is advised of the provisions of California Civil Code Section 2955.5 (a), which provides that “No lender shall require a borrower as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.”

LOAN REPRESENTATIVES:

Matthew W. Sharples	Telephone: (312) 529-2147
Director – Mortgage Production Metropolitan Life Insurance Company 125 S. Wacker Drive – Ste 1100 Chicago, Illinois 60606

Jeanine Kranitz	Telephone: (415) 536 1069
Metropolitan Life Insurance Company 425 Market Street, Ste 1050 San Francisco, CA 94110

EXHIBIT A

CLOSING CONDITIONS

Following is a summary list of MetLife’s due diligence conditions. Each of the items below shall be delivered by Borrower within the time frame set forth below and is subject to MetLife’s Approval.

GENERAL REQUIREMENTS

1.)	Certified financial statements – for each Borrower and for any Liable Party (within 7 days after Delivery Date).

2.)	Certified current operating expense statement and budget for Property (within 7 days after Delivery Date).

3.)	Leases – the standard form of lease and each Lease affecting the Improvements including all amendments (within 7 days after Delivery Date).

4.)	Certified Rent Roll – listing all tenants (within 7 days after Delivery Date).

5.)	MAI appraisal – from an appraiser retained by MetLife or if agreed to by MetLife retained by Borrower and Approved by MetLife. If the appraiser is retained by Borrower then the appraisal and a letter Approved by MetLife permitting MetLife to rely on the appraisal shall be provided to MetLife (within 21 days after the Delivery Date).

6.)	Tenant estoppel certificates – from all tenants (within 25 days after MetLife’s acceptance of this Application).

7.)	Evidence regarding Leasing Commissions – evidence that all agreements to pay leasing commissions, brokers fees or management fees are subordinate to the Mortgage and shall not be enforced against MetLife (within 25 days after MetLife’s acceptance of this Application).

8.)	Subordination, non-disturbance and attornment agreements – from tenants and Managers as requested by MetLife (within 25 days after MetLife’s acceptance of this Application).

ARCHITECTURAL REQUIREMENTS

1.)	Plans and Specifications, Architectural Reports and Flood Zone Information. Within 7 days after delivery of the Application, (i) 2 copies of detailed plans and specifications or a PDF electronic version and 1 paper copy, (ii) any existing reports or studies such as environmental, architectural, geotechnical, structural, mechanical, electrical, plumbing, vertical transportation, curtain wall and construction and (iii) evidence showing that no part of the Improvements or parking areas is located within a flood zone.

2.)	Property Condition Assessment (“PCA”). MetLife and its representatives, including an engineering or architectural firm designated by MetLife, shall have the right, at Borrower’s expense to perform PCA’s or other inspections of the Improvements deemed necessary by MetLife. MetLife shall not be obligated to disburse the Loan unless all matters disclosed by or reflected in the inspections conducted by MetLife have been Approved by MetLife. In the event that MetLife and Borrower agree that Borrower shall provide a PCA, then 3 copies of the PCA and a letter Approved by MetLife permitting MetLife to rely on the PCA shall be provided to MetLife within 21 days after MetLife’s acceptance of the Application.

3.)	Probable Maximum Loss Study (“PML”). The PML Study is a required component of the PCA for properties located within high risk seismic zones defined by the Uniform Building Code to be Zones 3 and 4. This study must be conducted by a consultant Approved by MetLife and must be satisfactory to MetLife in its sole discretion.

4.)

Environmental Site Assessment (“ESA”). The Real Property shall not have been used for the disposal or storage of hazardous wastes or toxic materials or otherwise subjected to hazardous wastes or toxic materials. MetLife, at Borrower’s sole cost and expense, shall have an engineer or environmental consultant Approved by MetLife perform an

Exhibit A – Page 1

ESA and, if deemed necessary by MetLife additional investigations and reports, including, without limitation, Phase II site investigations and environmental audit of the Real Property and the immediate surrounding area in accordance with MetLife’s guidelines. Borrower shall comply fully with all of the requirements and recommendations set forth in the reports and if appropriate, revised reports will be obtained and forwarded to MetLife. In the event that MetLife and Borrower agree that Borrower shall provide the ESA then 3 copies of the ESA and a letter Approved by MetLife permitting MetLife to rely on the ESA shall be provided to MetLife within 21 days after MetLife’s acceptance of the Application.

5.)	Streets and Utilities. Evidence that (i) all streets adjoining the Real Property have been completed, dedicated and accepted for maintenance and public use by the appropriate governmental authorities, (ii) there is access from the streets adjoining the Real Property sufficient to support the operation of the Property for its intended use, and (iii) all utilities for the Improvements enter the Real Property from public streets or through valid easements Approved by MetLife.

6.)	Survey and Surveyor’s Certificate. Within 21 days after acceptance of the Application by MetLife, Borrower shall provide for MetLife’s Approval surveys and licensed surveyor’s certificates dated after completion of the Improvements and not more than 90 days prior to the Expiration Date. The surveys shall be made in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys including Items from Table A thereof as required by MetLife. In addition, the surveys shall show any material property specific physical matters reasonably required by MetLife.

LEGAL REQUIREMENTS

1.)	Title and Title Insurance. Borrower shall furnish title commitments and copies of all recorded documents affecting title within 7 days after acceptance of the Application. Each Mortgage shall be a first lien on the unencumbered, marketable, fee simple absolute title to the applicable Real Property free of any (a) mechanics’ or materialmen’s liens which are or may become prior to the Mortgage, or (b) special assessments for work completed or under construction on the Closing date. All title exceptions and endorsements shall be subject to MetLife’s Approval. Reciprocal easement agreements, operating covenants and all other agreements affecting the use and occupancy of the Real Property in common with others shall be subject to MetLife’s Approval. Easements which benefit the Property shall not be affected by a tax foreclosure sale of the property through which the easements run.

Pro-forma title insurance policies shall be delivered to MetLife no later than 25 days after the acceptance of the Application insuring MetLife as the holder of each Mortgage. The title policy or policies, including endorsements required by MetLife, shall be issued by a company or companies Approved by MetLife and in a form Approved by MetLife, with reinsurance as may be required by MetLife and shall be delivered at Closing. In addition, co-insurance shall be provided.

2.)	Personal Property. Borrower shall furnish MetLife with preliminary UCC searches on the Borrowers and all principals of the Borrowers within 21 days after acceptance of the Application. A first priority security interest in the Personal Property shall be created by the Mortgages or such other UCC instrument as MetLife shall reasonably require and be properly perfected under applicable state law.

3.)	Organizational Documents and Authorizations. Within 21 days after acceptance of the Application, Borrowers shall submit organizational documents, incumbency certificates and borrowing authorizations for themselves and the Liable Party.

4.)	Opinions. MetLife shall be represented by counsel selected by it. At the Closing, Borrower’s counsel and, if requested by MetLife, MetLife’s counsel, shall deliver to MetLife opinions addressed to MetLife, which shall be subject to MetLife’s Approval, concerning the legality, validity, enforceability and binding effect of all documents required in connection with the Loan. A draft opinion letter shall be delivered to MetLife no later than 21 days after the acceptance of the Application by MetLife.

5.)

Compliance with Governmental and Other Requirements. Within 21 days after acceptance of the Application, Borrower shall furnish for MetLife’s Approval evidence establishing that (1) the Real Property, the Improvements and their use comply with all (a) applicable zoning, subdivision, environmental, fire safety, building and other governmental laws, ordinances, codes, regulations and orders, and (b) all applicable state and federal laws with respect to design and

Exhibit A – Page 2

construction, including but not limited to the Fair Housing Act of 1968 (as amended), the Americans with Disabilities Act of 1990, and (c) all covenants, conditions or restrictions affecting the Real Property and (2) each Property is a separate subdivided lot with a separate tax assessment and billing and (3) the zoning and/or subdivision approval is based solely on the applicable Real Property and on no other real property. This evidence may include, without limitation, (i) a certificate of Borrower, (ii) a certificate or certificates of occupancy, (iii) title insurance endorsements, (iv) letters from governmental agencies, and (v) to the extent there is no evidence of compliance Approved by MetLife, an opinion of Borrower’s counsel.

Borrower shall also provide such evidence and such information as may be requested by MetLife so as to ensure compliance with the USA Patriot Act.

INSURANCE REQUIREMENTS – The following requirements shall be applicable for each Property:

All coverages (including, without limitation, coverage for acts of terrorism), forms, amounts, issuers, deductibles and exclusions subject to MetLife’s Approval. As evidence of insurance, MetLife will accept insurance policies and may accept certificates evidencing such insurance policies; however MetLife will not accept certificates which do not confer rights on MetLife as certificate holder which are satisfactory to MetLife, in its sole discretion. Additionally, in the event MetLife accepts an insurance binder as evidence of insurance, an insurance policy or certificate, satisfactory to MetLife must be submitted to MetLife at least 10 days prior to the expiration date of the binder. MetLife’s insurance requirements are summarized below.

1.	Insurance must be provided on all insurable perils. (All Risk or Special form with Replacement Cost endorsement and agreed amount endorsement waiving all co-insurance provisions).

2.	MetLife must be included as a named Mortgagee and Loss Payee on all Property policies and a named Additional Insured on all Liability policies regardless of the terms or requirements of the Loan.

3.	Insurance must be provided by an AM Best Excellent rated company with a financial size X ($500mm - $750mm); provided this requirement shall be deemed satisfied if 90% of the insurance carriers have the specified rating and financial size and in no event shall the financial size be below VIII and, provided further that those carriers below X are not in the primary or first $100,000,000 of coverage.

4.	Cut-through endorsements are not allowed.

Property Program: (limits/sublimits for each type of coverage must be indicated as part of evidence of insurance provided).

All Risk	Full Replacement Cost

All Risk Deductible	Loans	<$10mm	$ 50,000
		>$10mm<$25mm	$100,000
		>$25mm	$250,000

Loss of Rents/Business Income	24 Months

Extended Period of Indemnity (“EPI”)	12 months

Boiler & Machinery	Full Replacement Cost, with sublimit of $200,000,000 for the Westin St. Francis and $150,000,000 for the Fairmont Chicago

Ordinance and Law	Full Replacement Cost plus increase cost of construction to conform to current codes, provided this requirement shall be deemed satisfied as to the Westin St. Francis if agreed to by 95% of insurance carriers

Exhibit A – Page 3

Windstorm	Full Replacement Cost plus loss of rents and EPI as above and subject to deductibles as Approved by MetLife

Terrorism	Full Replacement Cost

Earthquake	Required for UBC Zones 3 and 4 in an amount otherwise Approved by MetLife plus loss of rents and EPI

Flood	Required except for Flood Zones B, C or X - Replacement Cost or FEMA max

Environmental	Subject to Environmental Site Assessment

Liability Program: (“occurrence” form with combined single limits as set forth below):

General Liability	Loans <$10mm	$ 5,000,000 total coverage
	>$10mm<$25mm	$15,000,000 total coverage
	>$25mm<$50mm	$25,000,000 total coverage
	>$50mm	$50,000,000 total coverage

Auto Liability	$1,000,000 owned/hired/non-owned

Workers Compensation:	Statutory

Employer’s Liability:	$1,000,000 per accident/per disease/per employee and per disease in the aggregate [controlled by Starwood and Fairmont Policies]

Fidelity:	If Coop or Condo association - $500,000

Other:	Other insurance as may be reasonably required by MetLife against other insurable hazards

MetLife acknowledges that the insurance coverage for Fairmont Chicago is provided by the Manager under the Management Agreement

Mortgagee Designation:	Metropolitan Life Insurance Company, its affiliates and/or successors and assigns 10 Park Avenue Morristown, New Jersey 07962 Attention: Insurance Risk Manager

Exhibit A – Page 4